December 22, 2000

Securities & Exchange Commission
450 Fifth Street
Washington, DC 20549


Dear Sir/Madam:

We have reviewed the Form 8-K for Liberty Housing Partners Limited Partnership dated as of December 20, 2000. With respect to the second paragraph of Item 4, we concur with the statements contained therein.


                                            Reznick Fedder & Silverman







cc:  W. Brooks
     R. Denmark
     M. Matzka